Exhibit 99

                    PHC, INC. ANNOUNCES FINANCIAL RESULTS FOR
                          SECOND QUARTER OF FISCAL 2004

            - 2nd quarter revenues increase 14% vs. year ago period -

FOR IMMEDIATE RELEASE

Company Contact:     Investor Relations Contact:
__________________   _________________________________
PHC, Inc.            Hayden Communications, Inc.
Bruce A. Shear       Matthew Hayden
978-536-2777         843-272-4653

>>   12th consecutive quarter of profitability
>> Acquisition of Pivotal Research Centers, LLC expected to close in 3rd quarter
>> Signed a cooperative lease agreement with the Detroit Medical Center (DMC), which could double the number of beds PIHC operates to 244

Peabody, MA, February 12, 2004 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (OTC Bulletin Board: PIHC), a leading provider of inpatient and outpatient behavioral health services, today announced financial results for the second quarter and six-month period ended December 31, 2003.

Revenues for the second quarter increased 14 percent to $6.5 million from the $5.7 million reported in the fiscal second quarter of 2003. Revenue from the Company's Wellplace division increased 193 percent from $252,312 to $740,014 for the second quarter of last year. Net income applicable to common shareholders for the three months was $2,659, or $0.00 per diluted share, compared to $113,375, or $0.01 per diluted share for the second quarter of fiscal 2003. This was the Company's 12th consecutive quarter of profitability.

During the second quarter the company spent $139,000 on expensed legal fees as it worked to find an amicable resolution to the medical malpractice lawsuit brought against North Point Mental Health and a clinician for conduct engaged in by the clinician prior to PHC's acquisition of North Point. Exclusive of the legal fees, net income for the quarter would have been approximately $142,000, representing a 25 percent increase from the year ago period.

Revenues for the six-month period ended December 31, 2003 increased 8 percent to $12.6 million from $11.6 million for the comparable six-month period in fiscal 2003. Net income applicable to common shareholders for the six months was $55,808, or $0.00 per diluted share, compared to $667,145 or $0.05 per diluted share in the comparable period last year.

Bruce A. Shear, chairman and chief executive officer, commented, "The second quarter was productive for PHC and helped lay the groundwork for solid results for the balance of the year and fiscal 2005. We announced the acquisition of Pivotal Research Centers, a Clinical Research Company, which is expected to close by March. We look forward to exploiting the synergies between Pivotal and the rest of our organization, which will further enhance the breadth of Pharmaceutical Research Services PIHC offers to its customer base. Pivotal reported $4 million in revenues last year with net profit margins in excess of 20 percent and this acquisition is expected to contribute to PHC's profitability during the 4th Quarter."


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
Mr. Shear continued, "In January we also announced a cooperative lease agreement with the Detroit Medical Center (DMC). This significant opportunity could enable us to nearly double the number of beds we operate in the markets we currently serve from 130 to roughly 244, with capital expenditures of less than $500,000. The initial 30-bed unit is targeted to be opened in the 4th Quarter and the second 30-bed unit is targeted for the end of the 4th Quarter with the final 54 beds scheduled for late in calendar 2004 pending regulatory approval. When all units are fully operational, the annualized incremental revenue contribution is expected to approach $14,000,000."

Mr. Shear continued, "I'm also particularly pleased with the continued growth of our Wellplace division, formerly known as Pioneer Development and Support Services. Wellplace revenues increased 193% to nearly $750,000 in the second quarter of 2003. The Kansas smoking cessation project and the Wayne County call center contract, which began in March 2003, continue to contribute to the divisions' growth."

Mr. Shear concluded, "Revenues for the second quarter reached record levels, and without the higher than normal legal fees we would have reported a notable increase in net income. We reduced our long-term debt by approximately $380,000, further improving our balance sheet and setting the stage for profitable growth. I am pleased with the operating performance for the quarter and look forward to continued improvements throughout the remainder of fiscal 2004."


About Pioneer Behavioral Health Pioneer Behavioral Health's core business provides inpatient and outpatient behavioral healthcare services. The company contracts with national insurance companies, major transportation and gaming companies to provide behavioral health services. Pioneer also owns and operates Wellplace.com, a leading Internet-based provider of behavioral health services to consumers and professionals. For more information, please visit our web site at www.phc-inc.com or www.haydenir.com.

This press release may include forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release (or during this conference call). These factors and risks are discussed in the company's annual report on Form 10-KSB for the years ended June 30, 2002 and 2003, copies of which were filed with the Securities and Exchange Commission, and in our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission since October 2003.


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

                                    PHC, INC.
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                                Three Months Ended         Six Months Ended
                                   December 31,                  December 31,
                                2003         2002        2003        2002
                              _________    _________   __________  __________

Total revenues                6,488,828    5,676,170   12,591,995  11,647,557
                              _________    _________   __________  __________

Income from operations           77,821      239,100      257,367     909,076
                              _________    _________   __________  __________

Net income                        2,659      113,375       55,808     667,145

Income applicable to
  common shareholders            $2,659     $113,375      $55,808    $667,145
                              ==========   =========== =========== ===========
Basic income per common
  share                           $0.00        $0.01        $0.00       $0.05

Fully diluted income
  per common share                $0.00        $0.01        $0.00       $0.05

Basic shares outstanding     14,043,665   14,064,801   14,038,877  13,896,229

Diluted shares outstanding   14,921,550   14,667,728   14,804,158  14,517,434


                            BALANCE SHEET HIGHLIGHTS
                                            December 31            June 30
                                                2003                 2003
                                            __________           ___________

Cash                                         $  130,560           $  494,991
Total current assets                          6,262,644            6,145,489
Property and equipment, net                   1,311,159            1,295,113
Total assets                                 $9,459,832           $9,411,723
                                            ____________         ____________
Total current liabilities                     5,681,284            5,409,312
                                            ____________         ____________
Total Long-term debt                          1,608,610            2,030,285
Total liabilities                             7,317,066            7,476,466
                                            ____________         ____________
Total stockholders' equity                    2,142,766            1,935,257
                                            ____________         ____________

Total liabilities and stockholders' equity   $9,459,832           $9,411,723
                                            ============         ============





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